EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77I:
  Terms of new or amended securities
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Report of Independent Auditors

To the Board of Trustees
WT Investment Trust I and WT Mutual Fund

In planning and performing our audits of the financial statements of WT Investment Trust I and WT Mutual Fund (the
"Funds") for the year ended June 30, 2003 we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of WT Investment
Trust I and WT Mutual Fund and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP
Philadelphia, Pennsylvania
August 1, 2003



EXHIBIT B:
Sub-Item 77 C Matters submitted to a vote of security holders:

Results of Special Shareholders Meeting (Unaudited)
A special meeting of shareholders of the Wilmington
International Multi-Manager Portfolio (the "Portfolio") of
WT Mutual Fund was held on May 23, 2003.  Portfolio
shareholders of record on April 4, 2003 were eligible to
vote at the meeting.  As of the record date there were
14,382,421 outstanding shares of the Portfolio.  At the
meeting the shareholders voted (i) to approve a new sub-
advisory agreement among RSMC, Goldman Sachs Asset
Management, L.P. ("GSAM"), and WT Investment Trust I (the
"Trust"), on behalf of the International Multi-Manager
Series (the "Series"), the master series of the Portfolio;.
GSAM has served as sub-advisers to the Series since January
2, 2003.  Voting for each proposal was as follows:
Proposal 1:	To approve a new sub-advisory agreement
among RSMC, Goldman Sachs Asset Management, L.P., and the Trust, on behalf of the Series.

Votes For          Votes Against       Votes Abstained
13,458,324               0                   0



EXHIBIT C:
Sub-Item 77 I: Terms of New or Amended Securities

The following are new portfolios and classes of WT Mutual Fund

1. Wilmington Real Estate Portfolio - Institutional and
Investor Class
2. Balentine Real Estate Portfolio - Institutional and
Investor Class
3. Wilmington Small Cap Growth Portfolio -
Institutional and Investor Class